UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       August 6, 2007

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York	10055
(Address of principal executive offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2007, Evercore Partners Inc. (the “Company”) announced that its Board of Directors has appointed Paul Pensa to the position of Managing Director, Controller and Principal Accounting Officer of the Company, effective August 13, 2007. Robert B. Walsh, the Company’s Chief Financial Officer, will no longer perform the function of the Company’s principal accounting officer. In connection with the appointment, Mr. Pensa will receive an annual base salary of $300,000 and an annual guaranteed bonus of $300,000 in fiscal year 2007, all of which will be payable to Mr. Pensa as severance benefits should he voluntarily resign or be terminated by the Company without cause. Mr. Pensa’s salary and bonus will be adjusted in the future based on his performance. In addition, Mr. Pensa will be entitled to receive a grant of restricted stock units with a value of $300,000 on the grant date, which will vest pro rata on the first three anniversaries of the grant date. Mr. Pensa will also be required to enter into a standard non-competition and non-solicitation agreement.

Mr. Pensa, 49, served since 2005 as a Managing Director and the Deputy Comptroller at The Bank of New York, where he was in charge of global bank financial reporting, regulatory reporting and financial systems. Prior to joining The Bank of New York, Mr. Pensa spent more than 18 years with Credit Suisse First Boston where he served as a Managing Director responsible for global regulatory and financial reporting and accounting policy assurance.

The full text of the press release announcing Mr. Pensa’s appointment is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Evercore Partners Inc., dated August 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: August 6, 2007		/s/ Adam B. Frankel
	By:	Adam B. Frankel Title: General Counsel

EXHIBIT LIST

Exhibit No.	Description
99.1	Press Release of Evercore Partners Inc., dated August 6, 2007